SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS [Missing Graphic Reference] FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

August 18, 2010

Exhibit 5.1
Entergy Arkansas, Inc. 425 West Capitol Avenue Little Rock, Arkansas 77201 Entergy Arkansas Restoration Funding, LLC 425 West Capitol Avenue, 27th Floor Little Rock, Arkansas 77201

Re:	Entergy Arkansas Restoration Funding, LLC

Ladies and Gentlemen:

We have acted as special counsel to Entergy Arkansas Restoration Funding, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Registration Statement filed on Form S-3  (Registration No. 333-168010) filed on July 7, 2010 and as amended by Amendment No. 1 filed on August 4, 2010 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of storm recovery bonds (the “Storm Recovery Bonds”) of the Company to be offered in such manner as described in the form of the prospectus (the “Prospectus”) included as part of the Registration Statement.  The Storm Recovery Bonds are to be issued in an aggregate amount of $124,100,000 under an Indenture (the “Indenture”) dated August 18, 2010 between the Company and The Bank of New York Mellon, a New York banking corporation, as indenture trustee (the “Indenture Trustee”).

We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Storm Recovery Bonds.  We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other instruments, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter.  In rendering the opinions expressed in this letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company or others.

Based upon the foregoing, we are of the opinion that:

1.           The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

2.           The Company has limited liability company power and authority to execute and deliver the Indenture and to authorize and issue the Storm Recovery Bonds and to perform its obligations under the Indenture and the Storm Recovery Bonds.

3.           The Storm Recovery Bonds will be legally issued and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ and contracting parties rights generally or general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) when such Storm Recovery Bonds shall have been duly executed and authenticated as provided in the Indenture and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

For the purposes of this letter, we have assumed that there will be no changes in the laws currently applicable to the Company and the validity, legally binding character or enforceability of the Storm Recovery Bonds, and that such laws will be the only laws applicable to the Company and the Storm Recovery Bonds.

This letter is limited to the Limited Liability Company Act of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America. We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Storm Recovery Bonds.

We hereby consent to the filing of this letter as an exhibit  to the report on Form 8-K filed on August 18, 2010 with respect  to the above-referenced Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission.  Except as stated above, without our prior written consent, this letter may not be furnished or quoted to, or relied upon by, any other person for any purpose.

                     Very truly yours,

    /s/ Sidley Austin LLP

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships